Exhibit 3.22

B842 1107
APPROVED
432443	By:	/s/ [ILLEGIBLE]
	Date:	12-1-72
ARTICLES OF INCORPORATION	Amount:	[ILLEGIBLE]

OF	280-45

HANOVER HOUSE, INC.

          The undersigned, desiring to form a corporation for profit under the Ohio General Corporation Law, does hereby certify:

          FIRST: The name of said corporation shall be HANOVER HOUSE, INC.

          SECOND: The place in the State of Ohio where its principal office is to be located is South Euclid in Cuyahoga County.

          THIRD: The purpose or purposes for which it is formed are to engage in any lawful act or activity for which corporation may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

          FOURTH: The Corporation shall be authorized to issue Five Hundred (500) shares of no par value common stock; all of which, when issued, shall be deemed fully paid and non-assessable.

          FIFTH: The amount of stated capital with which the Corporation will begin business is Five Hundred DOLLARS ($500.00).

          SIXTH: The Corporation, by its directors, may purchase or redeem shares of any class of stock issued by it at such price and upon such terms as may be agreed upon between the directors and the selling shareholder or shareholders.

          SEVENTH: A director of the Corporation shall not be disqualified by his office from dealing or contracting with the Corporation either as a seller, purchaser or otherwise, nor shall any transaction or contract of the Corporation be void or voidable by reason of the fact that any director or any firm of which any director is a member, or any corporation of which any director is a shareholder, officer or director, is in any way interested in such transaction or contract; provided that such transaction or contract is or shall be authorized, ratified or approved either (1) by a vote of the majority of a quorum of directors or of the Executive Committee, without counting in such majority any director so interested or member of a firm so interested; or (2) by the written consent, or by the vote at any shareholders’ meeting of the holders of record of a majority of all the outstanding shares of stock of the Corporation entitled to vote. Nor shall any director be liable to account to the Corporation for any profits realized by or from or through any such transaction or contract of the Corporation authorized, ratified or approved as aforesaid by reason of the fact that he, or any firm.of which he is a member, or any corporation of which he is a shareholder, officer or director, was interested in such transaction or contract. Nothing herein contained shall create liability in the events above-described or prevent the authorization, ratification or approval of such contracts in .any other manner provided by law.

B842 1108

          EIGHTH: Whenever, under the laws of the State of Ohio, now or hereafter in effect, action is authorized or required to be taken by the vote or consent of the holders of shares entitling them to exercise two-thirds (2/3) of the voting power of the Corporation or of any class or classes of shares thereof, such action shall be effected by the vote, consent or authorization of the holders of shares entitling them to exercise a majority of such voting power unless a greater proportion of votes is made mandatory for such particular action by the laws of the State of Ohio.

          NINTH: The Articles of Incorporation may be amended at any time by a vote of the majority of the directors without shareholder approval to the extent permitted by law.

          TENTH: No holder of shares of the Corporation shall have any pre-emptive right to subscribe for or to purchase any shares of the Corporation of any class whether such shares or such class be now or hereafter authorized.

          ELEVENTH: The Corporation reserves the right at any time, and from time to time, substantially to change, alter, add to or diminish its purposes as specified in these Articles of Incorporation, in any manner now or hereafter permitted by law. Any such change in the purposes of the Corporation, if accomplished in a manner now or hereafter permitted by law, shall be binding and conclusive upon every shareholder of the Corporation as fully as if such shareholder had voted therefor at a meeting of the shareholders authorizing such change, and no shareholder, notwithstanding that he may have voted against such change or objected thereto in writing, shall be entitled to payment of the full or fair cash value of his shares or have any other rights of a dissenting shareholder.

          IN WITNESS WHEREOF, I have hereunto subscribed my name this    29th    day of November, 1972.

/s/ Sidney Garfield
Sidney Garfield

ORIGINAL APPOINTMENT OF AGENT

          KNOW ALL MEN BY THESE PRESENTS: That ALLAN D. KLEINMAN, of 1100 Citizens Building, in the City of Cleveland 44114 and the County of Cuyahoga, Ohio, a natural person and resident of said County, being the County in which the principal office of HANOVER HOUSE, INC. is located, is hereby appointed Statutory Agent: the person on whom process, tax notices and demands against said HANOVER HOUSE, INC, may be served.

/s/ Sidney Garfield
Sidney Garfield

INCORPORATOR

Cleveland, Ohio

November 29th, 1972

HANOVER HOUSE, INC.

Gentlemen: I hereby accept the appointment as the Statutory Agent of your company upon whom process, tax notices and demands may be served.

/s/ Allan D. Kleinman
Allan D. Kleinman, Statutory Agent

*200525901344*

DATE:	DOCUMENT ID	DESCRIPTION	FILING	EXPED	PENALTY	CERT	COPY
[ILLEGIBLE] 19/2005	200525901344	DOMESTIC AGENT SUBSEQUENT	25.00	.00	.00	.00	.00
		APPOINTMENT (AGS)

Receipt
This is not a bill. Please do not remit payment

C.T. CORPORATION SYSTEM
17 S. HIGH STREET
JAMES TANKS III
COLUMBUS, OH 43215

STATE OF OHIO CERTIFICATE Ohio Secretary of State, J. Kenneth Blackwell

432443

It is hereby certified that the Secretary of State of Ohio has custody of the business records for

HANOVER HOUSE, INC.

and, that said business records show the filing and recording of

Document(s):	Document No(s):
DOMESTIC AGENT SUBSEQUENT APPOINTMENT	200525901344

Witness my hand and the seal of the Secretary of State at Columbus, Ohio this 15th day of September, A.D. 2005.

United States of America	/s/ J. Kenneth Blackwell
State of Ohio	Ohio Secretary of State
Office of the Secretary of State

B842 1106

RECEIPT AND CERTIFICATE	No. 20694

HANOVER HOUSE, INC.
NAME

432443
NUMBER

DOMESTIC CORPORATIONS

ARTICLES OF INCORPORATION AMENDMENT

MERGER/CONSOLIDATION DISSOLUTION

AGENT

RE-INSTATEMENT

CERTIFICATES OF CONTINUED EXISTENCE

MISCELLANEOUS

FOREIGN CORPORATIONS

LICENSE

AMENDMENT

SURRENDER OF LICENSE

APPOINTMENT OF AGENT

CHANGE OF ADDRESS OF AGENT

CHANGE OF PRINCIPAL OFFICE

RE-INSTATEMENT

FORM 7

PENALTY

MISCELLANEOUS FILINGS

ANNEXATION/INCORPORATION—CITY OR VILLAGE

RESERVATION OF CORPORATE NAMES

REGISTRATION OF NAME

REGISTRATION OF NAME RENEWALS

REGISTRATION OF NAME—CHANGE OF REGISTRANTS ADDRESS

TRADE MARK

TRADE MARK RENEWAL

SERVICE MARK

SERVICE MARK RENEWAL

MARK OF OWNERSHIP

MARK OF OWNERSHIP RENEWAL

EQUIPMENT CONTRACT/CHATTEL MORTGAGE

POWER OF ATTORNEY

SERVICE OF PROCESS

MISCELLANEOUS

ASSIGNMENT—TRADE MARK, MARK OF OWNERSHIP, SERVICE MARK, REGISTRATION OF NAME

          I certify that the attached document was received and filed in the office of TED W. BROWN, Secretary of State, at Columbus, Ohio, on the    1st     day of     December    A. D. 19    72   , and recorded on Roll    B842    at Frame    1106    of the RECORDS OF INCORPORATION and MISCELLANEOUS FILINGS.

/s/ TED W. BROWN
TED W. BROWN,
Secretary of State

Filed by and Returned To:	Benesch, Friedlander, Mendelson & Coplan

1100 Citizens Bldg.

Cleveland, Ohio 44114 Att: Allan D. Kleinman

FEE RECEIVED:	$ 50.00

NAME: HANOVER HOUSE, INC.

280-45